                                                                   EXHIBIT 10.14

                         BUSINESS CONSULTANT AGREEMENT

         This agreement dated as of MAY 1, 1993, is made between Calypte Biomedical Corporation, whose address is 1440 4th Street, Berkeley, CA 94710, referred to as the "Company" and Cynthia L. Green whose address is 21031 S.E. 202nd Street, Renton, WA 98058 referred to as the "Consultant."

         1 . Consultation Services - The Company hereby engages the Consultant to perform the following services, at the Company's request, in accordance with the terms and conditions set forth in this agreement:

                 (a) On an exclusive basis, the Consultant will provide advice on products and services and strategic direction relating to the Company's business; and/or

                 (b) On an exclusive basis, the Consultant will provide advice and services as Acting Director, Regulatory Affairs, QC/QA reporting to the President and Chief Executive Officer and performing all of the duties of the Director, Regulatory Affairs, Quality Assurance and Quality Control, representing the Company in all regulatory interactions with State and Federal Agencies establishing and implementing QA/QC programs and policies and managing personnel and budgets associated with the QA/QC function.

                 (c) Consultant may continue to engage in external consulting activities that may be underway as of the date of this Agreement, provided, however, that such activity is disclosed to the President and CEO and that this activity does not conflict or compete with the objectives of the Company up not to exceed a maximum of 20% of total consulting services. Consultant agrees not to accept additional assignments unless or until notice of termination of this Agreement has been delivered pursuant to the provisions of paragraph 2.

         2. Term of Agreement - This agreement is for an initial period of one year beginning May 1, 1993 and ending April 30, 1994 and shall be renewed annually unless cancelled. Either party may cancel this agreement at any time with 90-day notice to the other party in writing, by first class mail or facsimile.

         3. Payment to Consultant - The Company will pay to the Consultant $16,000 per month as compensation in full for the services Consultant is to render the Company as described in Section 1. Additional projects may be agreed to and authorized separately by the Company on the same terms as herein described. The Company will promptly reimburse the Consultant for all reasonable out of pocket expenses incurred in providing services under this Agreement for air travel, ground transportation, lodging and personal meals while traveling on behalf of the Company.

         In addition, the option to acquire up to 25,000 shares of the Company's Common Stock will be granted subject to the terms of the Company's 1991 Stock Option Plan. Option Price will be not less than the fair market value per share on the date of grant by the Company's Board of Directors. This option shall vest and become exercisable cumulatively, to the extent of 20% of the shares subject to the option on the date twelve (12) months after the vesting start date of the option and 1.66667% of the shares subject to the option at the end of each month, thereafter, for so long as this agreement shall remain in effect.

         4 . Independent Contractor - Both the Company and Consultant agree that the Consultant will act as independent contractor in the performance of his duties under this Agreement. Accordingly, the Consultant shall be responsible for payment of all taxes

CONFIDENTIAL
including Federal, State and Local taxes arising out of the Consultant's activities in accordance with this Agreement, including by way of illustration but not limitation, Federal and State income tax, Social Security (FICA) tax, unemployment insurance taxes and any other taxes or business license fees as required and the Company shall not make deductions from the Consultant's fees for taxes or insurance. Consultant understands and agrees that he shall not be covered under any benefit or other plans or fringe benefits (including but not limited to insurance plans) offered by the Company to its employees.

         5 . Confidential Information - The Consultant agrees that any information received by the Consultant during any furtherance of the Consultant's obligations in accordance with this contract, which concerns the business, financial or other affairs of the Company, will be treated by the Consultant in full confidence and will not be revealed to any other persons, firms or organizations, and that Consultant agrees to execute the Secrecy Agreement attached hereto as Attachment A.

         6. Reporting Requirements - The Company will receive timely reports on the progress of the work to be performed by the Consultant, as requested by the Company.

         7. Indemnification - Each party agrees to be responsible and assume liability for its own wrongful or negligent acts or omissions, of those of its officers, agents or employees to the full extent required by law and shall indemnify, hold harmless and defend the other party to this Agreement for any such wrongful or negligent acts or omissions.

         8. Compliance With Laws - Consultant agrees that he will comply with all applicable Federal, State and Local laws, codes, regulations, rules and orders.

         9. Assignment - Neither party shall assign or transfer any interest in this Agreement, or assign any claims for money due or to become due during this Agreement without the prior written approval of the other party.

         10. Entire Agreement, Amendments - This Agreement constitutes the entire agreement between the parties. All amendments and/or changes shall be in writing and signed by both parties to this Agreement.

         11. Applicable Law - This Agreement shall be construed, interpreted and applied in accordance with the laws of the State of California.

         12. Attorney's Fees. - Should litigation arise concerning this agreement, the prevailing party shall be entitled to its attorney's fees and costs, in addition to any other relief it may be awarded.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.


"COMPANY"                                            "CONSULTANT"

CALYPTE BIOMEDICAL CORPORATION

By: /s/ David J. Robinson                             /s/ Cynthia L. Green
    -----------------------------------               ----------------------
    David J. Robinson, Ph.D.                          Cynthia L. Green
    President and Chief Executive Officer

                                                      Tax ID#   ###-##-####
                                                              --------------

CONFIDENTIAL                                                          PAGE 2